Exhibit 4.9

August 11, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:       Worthington Industries, Inc. – Form 10-K for the fiscal year ended

             May 31, 2006 — SEC File No. 1-8399

Ladies and Gentlemen:

Worthington Industries, Inc., an Ohio corporation, is today filing its Annual Report on Form 10-K for the fiscal year ended May 31, 2006 (the “Form 10-K”).

Neither Worthington Industries, Inc. nor any of its consolidated subsidiaries has outstanding any instrument or agreement with respect to its long-term debt, other than those filed or incorporated by reference as an exhibit to the Form 10-K, under which the total amount of long-term debt authorized exceeds 10% of the total assets of Worthington Industries, Inc. and its subsidiaries on a consolidated basis. In accordance with the provisions of Item 601(b)(4)(iii) of Regulation S-K, Worthington Industries, Inc. hereby agrees to furnish to the Commission, upon request, a copy of each such instrument or agreement defining the rights of holders of the long-term debt of Worthington Industries, Inc. or of holders of the long-term debt of its consolidated subsidiaries, which is not being filed as an exhibit to the Form 10-K.

Very truly yours,

WORTHINGTON INDUSTRIES, INC.

/s/ John S. Christie

John S. Christie
President and Chief Financial Officer

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